Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of American National Bankshares Inc. of our reports dated March 9, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of American National Bankshares Inc., which appear in the Annual Report on Form 10-K of American National Bankshares Inc. for the year ended December 31, 2019.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
February 24, 2021